Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES NEW PRESIDENT FOR SERVICE TRANSPORT COMPANY

Houston, Texas (Tuesday, January 21, 2020) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced that Wade Harrison has been promoted to President of Service Transport Company (“Service Transport”), a wholly owned subsidiary of Adams, effective January 20, 2020. Kevin J. Roycraft has resigned his position as President of Service Transport, and remains Chief Executive Officer and President of Adams, as well as Interim President of GulfMark Energy, Inc., the Company’s other wholly owned subsidiary.

Mr. Harrison joined Service Transport in August 2018 as Vice President of Sales and has 17 years of experience in transportation and logistics operations, management and leadership. Prior to joining Service Transport, Mr. Harrison held positions of increasing responsibility with Groendyke Transport, Inc., which culminated in his role as Vice President of Gulf Coast Operations. He began his career in transportation and logistics with CTL Distribution Logistics, LLC, where he most recently served as Vice President of National Accounts. Mr. Harrison holds a Bachelor of Business Administration degree in Marketing from Sam Houston State University.

“Wade has been a key member of the Service Transport executive management team, and I am pleased to announce his promotion to the role of President,” said Kevin J. Roycraft, Adams’ Chief Executive Officer and President. “Over the past two years, Service Transport has made significant progress in further establishing itself as an industry-leader as we continue to serve our blue-chip customers with best in class safety and service. Wade has been a key contributor in these initiatives, and I look forward to working closely with him as he further executes on Service Transport’s multi-faceted strategy to drive long-term profitable success.”

Adams Resources & Energy, Inc. is primarily engaged in the business of crude oil marketing, transportation and storage and tank truck transportation of liquid chemicals and dry bulk through its two subsidiaries, GulfMark Energy, Inc. and Service Transport Company, respectively. For more information, visit www.adamsresources.com.

Contact: Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609